UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2004

Dear Raytheon Stockholder:

I am pleased to invite you to attend Raytheon’s 2004 Annual Meeting of Stockholders on Wednesday, May 5, 2004. The meeting will begin promptly at 11:00 a.m. Eastern Time at the Mandarin Oriental Hotel, 1330 Maryland Avenue, S.W., Washington, D.C. For your convenience, we are pleased to offer a live webcast of the Annual Meeting at www.raytheon.com.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our director candidates. Included with this booklet you will also find a form of proxy for voting at the meeting and our 2003 Annual Report to Stockholders. We encourage you to sign up for electronic delivery of our Annual Meeting materials. For more information, see “Electronic Delivery of and Access to Proxy Materials and Annual Report” in the proxy statement.

I am honored to be Chairman and Chief Executive Officer of Raytheon. The Company’s values are very important to me and have been for my 31-plus years with the Company. At Raytheon, ethics, compliance and strong corporate governance practices continued to be a central theme for the Board during 2003.

During the year, we engaged in a thorough review of all of our governance practices and were vigilant about seeking opportunities to improve our practices and policies against a benchmark of best practices. Some of the results of our 2003 review are reflected in this proxy statement, and you will notice a few changes this year. First, the Board voted to accelerate the termination of the Company’s shareholder rights plan to March 1, 2004. Also, we are asking you to ratify our independent auditors.

We encourage you to visit our website, www.raytheon.com, which highlights our business, ethics and corporate governance practices. You can review many of the governance and ethics documents that are summarized in the proxy statement.

This year, you are being asked to elect a new director to the Board. It gives me great pleasure to welcome to our Board Linda G. Stuntz. Ms. Stuntz, who joined the Board in February 2004, brings both government and corporate experience to Raytheon. She has served as Deputy Secretary of the United States Department of Energy and has extensive experience and expertise in legal matters related to energy and government issues.

I look forward to sharing more information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting.

Sincerely,

WILLIAM H. SWANSON Chairman and Chief Executive Officer

RAYTHEON COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2004

The Annual Meeting of Stockholders of Raytheon Company will be held at the Mandarin Oriental Hotel, 1330 Maryland Avenue, S.W., Washington, D.C. 20024 at 11:00 a.m. Eastern Time on Wednesday, May 5, 2004 for the following purposes:

1.	To elect four directors for a term of three years and one director for a term of one year;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors; and

3.	To consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 8, 2004 are entitled to notice of and an opportunity to vote at the meeting.

Your vote is important.    You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

John W. Kapples

Secretary

Waltham, Massachusetts

March 26, 2004

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at the 2004 Annual Meeting of Stockholders of the Company and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on May 5, 2004 beginning at 11:00 a.m. Eastern Time. Stockholders will be admitted beginning at 10:30 a.m. The meeting will be held at the Mandarin Oriental Hotel, 1330 Maryland Avenue, S.W., Washington, D.C. 20024.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about March 26, 2004 to holders of shares of Raytheon’s common stock as of March 8, 2004, the record date for the meeting.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. Directions to the meeting are printed on the admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, New York 11717. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Raytheon stockholder.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 4, 2004. The Internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 8, 2004, there were 420,579,412 common shares outstanding.

If you are a participant in Raytheon’s Dividend Reinvestment Plan, common shares held in your account are included on, and may be voted using, the proxy card sent to you. The plan’s administrator is the stockholder of record of your dividend reinvestment plan shares and will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card sent to you.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote—Election of Directors

A plurality of the votes cast is required for the election of directors. In other words, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Required Vote—Ratification of Auditors, Stockholder Proposals and Other Matters

With respect to the ratification of the Company’s independent auditor, the stockholder proposals and all other matters to properly come before the meeting, the affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required. An abstention is counted as a vote against ratification of the independent auditor, the stockholder proposals and all other matters to properly come before the meeting. A broker non-vote is not counted for purposes of ratification of the independent auditor, the approval of the stockholder proposals and all other matters to properly come before the meeting.

In accordance with the Company’s Certificate of Incorporation, each share of common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy or consent solicitation; or

•	requested by you.

Any comment written on a proxy card will be provided to Raytheon’s Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2003 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card or when you vote over the Internet or by telephone.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. If you are a street name holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call ADP Investor Communications Services toll-free at 1-800-542-1061. If you are a record holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519.

Electronic Delivery of and Access to Proxy Materials and Annual Report

This proxy statement and our 2003 Annual Report are also available on Raytheon’s Internet site at www.raytheon.com under the heading “Investor Relations.” Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of Raytheon stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access the Company’s annual report and proxy statement. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

If you hold your Raytheon stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold Raytheon stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing Raytheon’s proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. We have retained Morrow & Co. to assist in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co. a fee of $15,000 plus expenses for these services.

As required by the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Raytheon stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s Internet site at www.amstock.com.

For other Company information, you can visit our Internet site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in Raytheon stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that in 2003 our directors and executive officers met all applicable Securities and Exchange Commission requirements except for one inadvertent late filing of a Form 4 for Warren B. Rudman reporting an exempt grant of restricted stock. A report was later filed to correct this oversight.

Certain Relationships and Related Transactions

The Company currently does not provide personal loans to its executive officers or directors. The following disclosure describes loans made by the Company to executive officers prior to the Sarbanes-Oxley Act. More information regarding pre-Sarbanes loans and advances to our executive officers may be found on page 19 in footnote 5 to the Summary Compensation Table.

In 2001, the Company provided Gregory S. Shelton an interest-free loan of $350,000 to assist him in his relocation from Arizona to Massachusetts. This loan is secured by a second mortgage on Mr. Shelton’s home. As of December 31, 2003, the outstanding amount of the loan was $350,000.

In February 2003, the Company provided Daniel L. Smith an interest-free loan of $75,000 to assist him in his relocation from Rhode Island to Massachusetts. In April 2003, Mr. Smith paid this loan in full. Subsequent to the repayment of this loan, Mr. Smith became an executive officer of the Company.

The outstanding loan balances for each of Messrs. Shelton and Smith as of December 31, 2003 also include a two-week pay advance made to all employees in connection with the conversion of the Company’s payroll systems in January 1999 from a monthly to a bi-weekly pay cycle. Upon termination from the Company, the advance will be recovered from the last paycheck issued to each of the referenced officers. As of December 31, 2003, the outstanding balance for each advance was $3,702 and $3,558, respectively.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Raytheon’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Lead Director, the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2003, no director attended less than 89% of the combined Board meetings and meetings of the committees on which he or she served, and the average attendance at Board and committee meetings was 98%. All Board members are expected to attend the annual meeting of stockholders. In 2003, all of the directors attended the annual meeting.

The table below provides membership and meeting information for the Board and each committee. In 2003, the Board of Directors met 8 times.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee(1)	Public Affairs Committee	Executive Committee
Outside Directors
Independent
Barbara M. Barrett		X	X	Chair	X
Ferdinand Colloredo-Mansfeld			X
John M. Deutch		X		X
Thomas E. Everhart		Chair			X
Frederic M. Poses	X			X
Warren B. Rudman		X	Chair		X
Michael C. Ruettgers	X		X
Ronald L. Skates (2)	Chair				X
William R. Spivey	X			X
Linda G. Stuntz (3)

Relationships with Raytheon
John H. Tilelli, Jr.				X

Inside Directors
William H. Swanson (4)					Chair

Number of Meetings in 2003	14	5	9	4	3

(1)	The Options Subcommittee of the Management Development and Compensation Committee, comprised of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld and Michael C. Reuttgers — Chair, met 8 times in 2003.
(2)	Ronald L. Skates was appointed the Chair of the Audit Committee as of January 1, 2004.
(3)	Linda G. Stuntz was elected a director as of February 2004.
(4)	William H. Swanson was elected a director as of July 1, 2003 and as Chairman of the Board and Chair of the Executive Committee as of January 28, 2004. Daniel P. Burnham resigned as Chief Executive Officer as of July 1, 2003 and as Chairman of the Board of Directors as of January 28, 2004.

Audit Committee

The Audit Committee:

•	Monitors the integrity of the Company’s financial statements;

•	Monitors the independent auditor’s qualifications and independence;

•	Monitors the performance of the Company’s internal audit function and independent auditors;

•	Meets with management to consider the adequacy of the Company’s internal controls and the objectivity of financial reporting;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditor;

•	Reviews annual and periodic reports and earnings press releases;

•	Has established a process for employees and others to confidentially or anonymously report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process may be found on page 10 under the heading “Communication with the Board;”

•	Reviews compliance with the Company’s Standards of Business Ethics and Conduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of the New York Stock Exchange and the SEC. The Board also has determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience, training and education.

The Audit Committee Charter is published on our Internet site under the heading “About Us/Corporate Governance.”

Management Development and Compensation Committee

The Management Development and Compensation Committee:

•	Reviews and oversees compensation and personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Approves director compensation;

•	Prepares the compensation committee report found on page 22 under the heading “Management Development and Compensation Committee Report on Executive Compensation;”

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

The Board of Directors has also established the Options Subcommittee of the Management Development and Compensation Committee. The Options Subcommittee administers and makes awards under the Company’s stock option plans.

The Management Development and Compensation Committee Charter is published on our Internet site under the heading “About Us/Corporate Governance.”

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination process and recommends candidates for election to the Board;

•	Considers nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of the Company’s Governance Principles and recommends proposed revisions to the Board;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

The Committee considers director candidates from diverse sources and welcomes suggestions from stockholders. The Committee looks for candidates who possess a range of diverse experience, knowledge and business judgment. The Committee’s goal is to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that stockholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards. The Company’s Governance Principles, which are published on our Internet site and summarized on pages 8 - 9 under the heading “Governance of the Company–Governance Principles,” set forth the criteria that guide the Committee in assessing potential candidates for the Board.

The Committee will carefully consider all candidates on the basis of the candidate’s background and experience. The Committee will review the candidate’s qualifications in accordance with our stated director qualifications and criteria and determine whether the candidate should be nominated for election to the board. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination.

From time to time, the Committee may engage a third party for a fee to assist in identifying potential director candidates.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, MA 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our Internet site under the heading “About Us/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For the Company’s annual meeting in the year 2005, we must receive this notice between January 6, 2005 and February 5, 2005.

The Governance and Nominating Committee Charter is published on our Internet site under the heading “About Us/Corporate Governance.”

Public Affairs Committee

The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may have an impact on the business, operations, financial performance or public image of the Company;

•	Reviews policies and practices of the Company in the areas of political, legal, environmental and social responsibility and recommends to the Board such policies and practices including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	employment practices;

•	regulatory compliance (except financial matters);

•	charitable contributions;

•	government relations;

•	community and university relations; and

•	product quality;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

The Public Affairs Committee Charter is published on our Internet site under the heading “About Us/Corporate Governance.”

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated.

Governance of the Company–Governance Principles

The Board of Directors has adopted Governance Principles. The Governance Principles are published on our Internet site under the heading “About Us/Corporate Governance.” Among other matters, the principles include the following:

1.	A substantial majority of the Board of Directors should be independent directors. To be considered independent under the New York Stock Exchange independence criteria, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will be considered independent if he or she:

•	has not, within the past three years, been employed by the Company or affiliated with or employed by a present or former internal or external auditor of the Company;

•	has not, within the past three years, been employed by a public company that has on its board an executive officer of the Company;

•	is not: (a) a paid advisor or consultant to the Company receiving in excess of $100,000 in direct compensation from the Company (other than fees for service as a director or deferred compensation for prior service); or (b) an executive officer, employee, partner or holder of more than 10% of the stock of another company that does business with the Company and the annual payments to or from the Company exceed the greater of 2% or $1 million of the other company’s annual gross revenues;

•	is not an executive officer or director of a tax-exempt entity receiving more than 2% of its annual contributions from the Company (the Company’s matching of employee charitable contributions is not included in the amount of the Company’s contributions for this purpose);

•	is not the spouse, parent, child or sibling of an executive officer of the Company; and

•	does not have immediate family members in the categories above who create independence concerns for a director.

2.	The Audit Committee, the Management Development and Compensation Committee and the Governance and Nominating Committee consist entirely of independent directors. Each committee has its own charter.

3.	The Governance and Nominating Committee determines the appropriate skills and characteristics required of Board members and considers diversity, skills, experience and other relevant factors in performing its assessment. More information on the qualifications for director candidates and nomination procedures may be found on page 6 under the heading “Governance and Nominating Committee.”

4.	The non-management directors may designate a lead director. The lead director shall be independent as determined by the Board in accordance with the Governance Principles. The lead director’s duties will include:

•	consulting with the Chairman regarding agenda items for Board meetings;

•	chairing executive sessions of the Board’s non-management directors; and

•	performing such other duties as the Board deems appropriate.

The Board has designated Warren B. Rudman as lead director. Please refer to the discussion under the heading “Lead Director” on page 10 for more information.

5.	A director should offer his or her resignation upon any change in position, including retirement, from the position he or she held when elected to the Board. When the Chief Executive Officer resigns or retires, he or she is expected to resign from the Board at that time.

6.	A director may not stand for election after attaining age 73.

7.	The Board and the Board’s committees may hire independent legal, financial or other advisors.

8.	The Governance and Nominating Committee provides an annual assessment of the Board’s performance and of its contribution as a whole. In addition, the Governance and Nominating Committee leads each committee in reviewing its performance.

9.	The Board periodically reviews the Company’s long-term strategic and business plans.

10.	The non-management directors meet periodically to review the performance of the Chief Executive Officer.

11.	The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee.

12.	Board members have complete access to Raytheon management, and the Board encourages the Chief Executive Officer to bring members of management to Board meetings from time to time to provide management insight into matters being discussed by the Board which involve the manager.

13.	The Board believes that directors should be stockholders and have a financial stake in the Company. Each director should develop a meaningful ownership position in the Company over time. In furtherance of this belief, non-management directors are paid a substantial portion of their annual fees in shares of the Company’s common stock.

14.	The Governance and Nominating Committee periodically reviews the Governance Principles and recommends changes to the Board.

Code of Ethics

The Company has adopted Principles and Standards of Business Ethics and Conduct which apply to all officers, directors, employees and representatives. The Principles and Standards form the basis for the Company’s compliance procedures and processes and cover a wide range of areas of professional conduct. Many Company policies are summarized in the Principles and Standards, including Conflicts of Interest, Insider Trading, Discrimination and Harassment, Confidentiality, and compliance with all laws and regulations applicable to the conduct of our business. All employees, officers, directors and representatives are required to comply with the Principles and Standards and are subject to disciplinary action, including termination, for violations.

The Principles and Standards are published on our Internet site under the heading “About Us/Corporate Governance.” Any grant of a waiver from a provision of the Principles and Standards requiring disclosure under applicable SEC rules will be disclosed on our Internet site.

Board Independence

The Board has adopted criteria to assist it in making determinations of the independence of its members. These criteria are included in the Company’s Governance Principles and are summarized above beginning on page 8. These criteria are consistent with the recently adopted NYSE listing standards regarding director independence. The Board has considered the independence of its members in light of its independent director criteria and has determined that, except for William H. Swanson, the Company’s Chairman and CEO, and John H. Tilelli, Jr., all of its directors satisfy the criteria. Mr. Tilelli does not satisfy the criteria because he is the President and Chief Operating Officer of Cypress International Inc., a firm that provides consulting services to the Company.

Mr. Rudman is and has been affiliated with a law firm that has provided legal services to the Company. During 2003, the firm did not provide any legal services to the Company, and the Company does not intend to engage the firm to provide legal services in the future. Also, commencing as of January 1, 2003, Mr. Rudman’s status with the law firm is of counsel, which means that he no longer has an equity interest in the law firm. The Board unanimously determined that this affiliation is not material and that Mr. Rudman satisfies the Company’s independent director criteria.

The Company and its subsidiaries have many relationships established in the ordinary course of business with companies and organizations with which our directors are affiliated, but which are not sufficient or significant enough to be reportable. In addition, all directors are eligible to participate in the Company’s matching gift and charitable awards program available to all employees. The Company matches gifts up to $5,000 per donor per calendar year.

Lead Director

In December 2002, the Board created the position of lead director. The Board believes that a lead director allows for a Board structure that strengthens the independence and role of the Board. The lead director shall be independent as determined by the Board in accordance with the criteria included in the Company’s Governance Principles and summarized above beginning on page 8. The lead director’s duties include consulting with the Chairman in setting Board agendas, chairing executive sessions of the Board (in which the non-management directors meet without management) and performing such other duties as the Board may determine from time to time. The designation of a lead director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board will reconsider the role and designation of the lead director.

In December 2002, the Board designated Mr. Rudman as the lead director due to the valuable counsel and guidance he provides based on his depth of experience having served as a member of the Board of the Company since 1993. Mr. Rudman served two terms as a U.S. senator. He also co- chaired the bipartisan U.S. Commission on National Security. He also was a member of the Conference Board’s Commission on Public Trust and Private Enterprise, which recommended significant reforms related to corporate governance, business ethics, shareholder relations and auditing and accounting issues.

Communication with the Board

Anyone who has a concern about the Company’s conduct may communicate that concern directly to Mr. Rudman as lead director on behalf of the non-management directors as a group, in writing care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties may also contact the lead director electronically by submitting comments on our Internet site under the heading “About Us/Corporate Governance.”

Anyone who has a complaint or concern regarding Raytheon’s accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee, in writing care of Raytheon Company, Post Office Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our Internet site under the heading “About Us/Corporate Governance.” All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Company’s Ethics Office with the assistance of the Company’s Legal Department unless otherwise instructed by the Audit Committee.

Compensation of Directors

Each non-employee director receives an annual cash retainer of $40,000. The chair of each Board committee (other than the Audit Committee) receives an additional annual cash retainer of $5,000. The chair of the Audit Committee receives an additional annual cash retainer of $10,000. Non-employee directors also receive a fee of $1,500 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings, for which the fee is $500. Pursuant to the Company’s Deferral

Plan for Directors, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board.

Non-employee directors also receive an annual grant of $60,000 of shares of Raytheon common stock. Grants are made under the Non-employee Directors Restricted Stock Plan. All grants consist of restricted stock and are held in the custody of the Company until restrictions lapse, generally on the date of the annual meeting three years after the award. The directors receive dividends on these shares and are entitled to vote these shares.

The lead director receives an additional annual retainer of $60,000, payable as follows: $24,000 in cash and an annual grant of $36,000 of restricted shares of Raytheon common stock.

The Company also maintains a general insurance policy which provides non-employee directors with travel accident insurance when on Company business.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes whose terms expire at successive annual meetings. We have nominated John M. Deutch, Michael C. Ruettgers and William R. Spivey, the directors in the class of directors whose terms expire at the annual meeting, for three-year terms that will expire at the annual meeting in the year 2007. Our Certificate of Incorporation and Delaware law require our Board classes to be as nearly equal in number as possible. Our Certificate of Incorporation also requires any director elected by the Board after the previous year’s annual meeting of stockholders to be elected at the next annual meeting. Accordingly, we have nominated William H. Swanson for a three-year term that will expire at the annual meeting in 2007 and Linda G. Stuntz for a one-year term that will expire at the annual meeting in 2005. Ms. Stuntz was recommended to the Governance and Nominating Committee by an independent member of the Board. After the 2004 annual meeting, all three classes of directors will have four members.

We have included below the principal occupation and other information about the nominees and the directors whose terms of office will continue after the annual meeting.

The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

Nominees for the Class of Directors Whose Terms Expire in 2007

JOHN M. DEUTCH

•	Director of the Company since 1998.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Director: Citigroup Inc.; Cummins Engine Company, Inc.; Schlumberger Ltd.

•	Affiliations: Museum of Fine Arts Boston; Council on Foreign Relations; Resources for the Future; Urban Institute.

•	Age 65.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services) since January 2004.

•	Executive Chairman of EMC Corporation from January 2001 to January 2004.

•	Chief Executive Officer of EMC Corporation from January 1992 to January 2001.

•	President of EMC Corporation from October 1989 to January 2000.

•	Chief Operating Officer of EMC Corporation from October 1989 to January 1992.

•	Executive Vice President, Operations of EMC Corporation from July 1988 to October 1989.

•	Director: EMC Corporation.

•	Trustee: Lahey Clinic; College of the Holy Cross.

•	Age 61.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	Retired President and Chief Executive Officer of Luminent, Inc. (fiber-optic transmission products).

•	President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from October 1997 to September 2001.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to October 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•	Director: Cascade Microtech, Inc.; Lyondell Chemical Co.; Novellus Systems, Inc.; The Laird Group, PLC.

•	Age 57.

WILLIAM H. SWANSON

•	Chairman of the Board since January 2004.

•	Director and Chief Executive Officer of the Company since July 2003.

•	President of the Company since July 2002.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and Chief Executive Officer of Raytheon Systems Company from January 1998 to January 2000.

•	32-year business career at the Company including a wide range of leadership positions.

•	Age 55.

Nominee for the Class of Directors Whose Terms Expire in 2005

LINDA G. STUNTZ

•	Director of the Company since February 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier since February 1995.

•	Partner in the law firm of Van Ness Feldman from March 1993 to February 1995.

•	Deputy Secretary of and held senior policy positions in the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Director: Schlumberger Ltd.; American Electric Power Company, Inc.

•	Age 49.

Directors Whose Terms of Office Continue

BARBARA M. BARRETT

•	Director of the Company since 1999. Term expires 2005.

•	International business and aviation attorney since 1978.

•	Chairman of the U.S. Advisory Commission on Public Diplomacy since 2003.

•	Fellow at the Institute of Politics at Harvard University in 1999; current member of the Senior Advisory Board.

•	President and Chief Executive Officer of the American Management Association from 1997 to 1998.

•	Deputy Administrator of the Federal Aviation Administration from 1988 to 1989.

•	Vice Chairman of the Civil Aeronautics Board from 1982 to 1985.

•	Chairman of the Board: Valley Bank of Arizona

•	Director: Exponent, Inc.

•	Age 53.

FREDERIC M. POSES

•	Director of the Company since 2000. Term expires 2005.

•	Chairman and Chief Executive Officer of American Standard Companies, Inc. (air conditioning, plumbing and automotive braking systems manufacturer) since January 1, 2000.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 31, 1999.

•	30-year business career spent at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•	Director: American Standard Companies, Inc.; Centex Corporation.

•	Affiliations: National Center for Learning Disabilities; 92nd Street Y (NYC).

•	Trustee: Eagle Hill School.

•	Age 61.

JOHN H. TILELLI, JR.

•	Director of the Company since 2002. Term expires 2005.

•	President and Chief Operating Officer of Cypress International Inc. (consulting firm) since January 2002.

•	President and Chief Executive Officer of the USO Worldwide Operations from January 2000 to January 2002.

•	General Tilelli retired from the U.S. Army in January 2000 after a 37-year career which included positions as Commander-in-Chief of the United Nations Command, Republic of Korea/United States Combined Forces/United States Forces Korea, Vice Chief of Staff of the Army and Commander of United States Army Forces Command.

•	Board of Trustees: Widener University; AEROSPACE Corp.

•	Age 62.

FERDINAND COLLOREDO-MANSFELD

•	Director of the Company since 1987. Term expires in 2006.

•	Retired Chairman and Chief Executive Officer of Cabot Industrial Trust (real estate investment trust).

•	Chairman and Chief Executive Officer of Cabot Industrial Trust from January 1998 to December 2001.

•	Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) from October 1990 to January 1998 and Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1986 to 1990.

•	Director: Cabot Properties, Inc.

•	Age 63.

THOMAS E. EVERHART

•	Director of the Company since 1997. Term expires in 2006.

•	President Emeritus, California Institute of Technology since 1997.

•	President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology from 1987 to 1997.

•	Director: Saint-Gobain Corporation; Kavli Foundation.

•	Trustee: California Institute of Technology.

•	Overseer: Harvard University.

•	Affiliations: Corporation for National Research Initiatives; Senior Scientific Advisor, W.M. Keck Foundation.

•	Age 72.

WARREN B. RUDMAN

•	Director of the Company since 1993. Term expires in 2006.

•	Of counsel to the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 2003.

•	Partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison from January 1992 to December 2002.

•	United States senator from 1980 to January 1992.

•	Director: Allied Waste Industries, Inc.; Boston Scientific Corporation; The Chubb Corporation; Collins & Aikman Corporation; several mutual funds managed by Dreyfus Corporation.

•	Age 73.

RONALD L. SKATES

•	Director of the Company since January 2003. Term expires in 2006.

•	Private investor since 1999.

•	President and Chief Executive Officer of Data General Corporation (storage and enterprise solutions supplier) from 1989 to 1999; other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers) from 1976 to 1986.

•	Director: Cabot Microelectronics Corporation; State Street Corporation; Courier Corporation.

•	Trustee: Massachusetts General Hospital.

•	Age 62.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups known to the Company (based solely on filings with the Securities and Exchange Commission) to be the beneficial owner of more than 5% of the Company’s common stock as of December 31, 2003:

Name and Address of Beneficial Owner	Common Stock	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	51,892,120	12.3%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of Raytheon’s common stock as of March 1, 2004 for (a) each director and nominee for director, (b) the five most highly compensated officers who are not also directors, (c) Daniel P. Burnham, the Company’s former Chairman and Chief Executive Officer, and Francis S. Marchilena, the Company’s former Executive Vice President, and (d) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own approximately 1% of the outstanding shares of common stock.

Name	Number of Shares and Nature of Beneficial Ownership

(a)
William H. Swanson	1,074,167	(1)(2)(6)(9)
Barbara M. Barrett	9,500	(3)
Ferdinand Colloredo-Mansfeld	20,994	(3)(4)
John M. Deutch	10,230	(3)
Thomas E. Everhart	8,755	(3)
Frederic M. Poses	11,925	(3)
Warren B. Rudman	14,569	(3)(4)(5)
Michael C. Ruettgers	17,498	(3)
Ronald L. Skates	5,100	(3)
William R. Spivey	16,500	(3)
Linda G. Stuntz	1,000
John H. Tilelli, Jr.	3,100	(3)

(b)
James E. Schuster	229,817	(1)(2)(6)
Jay B. Stephens	97,930	(1)(2)(6)
Edward S. Pliner	88,816	(1)(2)(6)
Louise L. Francesconi	193,503	(1)(2)(6)
Jack R. Kelble	100,033	(1)(2)(6)

(c) Daniel P. Burnham	1,364,835	(1)(2)(9)
Francis S. Marchilena	347,365	(1)(2)(6)(9)

(d)
All directors, nominees for director and executive officers as a group (31 persons)	4,373,314	(1)(2)(6)(7)(8)(9)

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Swanson—781,791; Mr. Schuster—96,838; Mr. Stephens—46,666; Mr. Pliner—76,298;

Ms. Francesconi—179,754; Mr. Kelble—92,404; Mr. Burnham—763,833; Mr. Marchilena—259,199; all executive officers as a group—2,937,521.
(2)	Includes shares held in the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Swanson—11,134; Mr. Schuster—4,040; Mr. Stephens—1,264; Mr. Pliner—2,430; Ms. Francesconi—7,911; Mr. Kelble—2,468; Mr. Burnham—16,646; Mr. Marchilena—6,337; all executive officers as a group—90,577.
(3)	Includes restricted stock issued under the Company’s Non-employee Directors Restricted Stock Plan: Ms. Barrett and Messrs. Colloredo-Mansfeld, Deutch, Everhart, Poses, Ruettgers and Spivey—4,500 shares each; Mr. Rudman—5,280 shares; Mr. Skates—2,100 shares; and Mr. Tilelli—3,100 shares.
(4)	Includes 5,799 shares held in trust for the benefit of the individual director. Each director has the power to vote the shares held for his or her account. The shares were issued pursuant to the Company’s Deferral Plan for Directors.
(5)	Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other s of those funds and with the directors of the Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.
(6)	Includes restricted shares over which the beneficial owner has voting power as follows: Mr. Swanson—130,000; Mr. Schuster—104,000; Mr. Stephens—50,000; Mr. Pliner—4,334; all officers and directors as a group—374,982.
(7)	Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.
(8)	Includes 11,598 shares held in trust and over which the individual has voting power.
(9)	Includes vested deferred compensation equivalent to the following number of shares of Raytheon common stock which each of the following named executive officers has the right to acquire within 60 days of the date hereof upon termination of service with the Company: Mr. Swanson—94,916 shares; and Mr. Marchilena—58,500. Excludes unvested deferred compensation equivalent to the following number of shares of common stock: Mr. Swanson—33,334 shares; and Mr. Marchilena—25,000. Also excludes unvested deferred compensation equivalent to 10,000 shares of common stock attributable to another executive officer. Pursuant to elections made in January 2001, restricted stock awards were converted to deferred compensation arrangements and shares of Raytheon common stock were transferred to an irrevocable trust administered by an independent trustee. Includes vested deferred compensation equivalent to 541,379 shares of Raytheon common stock attributable to Mr. Burnham. On January 28, 2004, Mr. Burnham resigned as Chairman. In connection therewith, he will receive a distribution from the trust of 541,379 shares of Raytheon common stock on May 1, 2004. Excludes unvested deferred compensation equivalent to 83,333 shares of Raytheon common stock attributable to Mr. Burnham, which have been forfeited.

EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for the Company’s Chief Executive Officer, the five other most highly compensated executive officers and Daniel P. Burnham and Francis S. Marchilena, the Company’s former Chief Executive Officer and Executive Vice President, respectively, for the fiscal years ending December 31, 2003, 2002 and 2001.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation($)(5)
		Salary($)	Bonus($)	Other Annual Compensation($)(2)	Restricted Stock Awards($)(3)	Securities Underlying Options(#)(4)
William H. Swanson	2003	858,090	1,355,000	145,516	3,939,000	265,300	172,298
Chairman and Chief	2002	670,280	1,100,000	89,448	—	246,100	391,834
Executive Officer	2001	608,903	925,000	—	308,160	143,000	134,780

James E. Schuster(1)	2003	456,243	600,000	61,612	2,272,500	94,900	51,246
Executive Vice President	2002	424,044	600,000	209,888	385,200	89,000	198,176
and CEO Raytheon	2001	357,692	300,000	—	—	73,500	81,882
Aircraft Company

Jay B. Stephens(1)	2003	516,358	500,000	29,202	—	99,900	81,321
Senior Vice President	2002	105,772	200,000	8,498	2,186,250	140,000	97,420
and General Counsel

Edward S. Pliner	2003	452,791	375,000	2,796	—	86,900	28,707
Senior Vice President	2002	363,727	200,000	—	113,760	93,800	21,792
and Chief Financial Officer	2001	341,363	160,000	—	273,700	38,000	22,342

Louise L. Francesconi(1)	2003	392,013	327,000	6,694	—	50,200	30,921
Vice President and	2002	370,468	300,000	—	—	46,300	32,488
President, Missile Systems

Jack R. Kelble(1)	2003	388,481	330,000	7,736	—	48,100	57,461
Vice President and	2002	348,078	300,000	1,298	—	39,300	62,421
President, Space and Airborne Systems

Daniel P. Burnham(1)	2003	756,434	750,000	149,316	—	168,400	158,808
Chairman and Chief	2002	1,065,278	2,000,000	71,219	—	416,500	127,559
Executive Officer	2001	1,021,023	1,500,000	51,832	—	412,500	131,443

Francis S. Marchilena(1)	2003	499,390	507,000	—	—	—	44,375
Executive Vice President	2002	476,390	500,000	—	656,357	104,700	45,103
	2001	447,259	525,000	—	218,280	99,000	39,824

(1)	Mr. Schuster was elected a Raytheon Company Executive Vice President and Chief Executive Officer of Raytheon Aircraft Company effective May 26, 2001. Mr. Stephens was elected Senior Vice President and General Counsel effective October 7, 2002. Ms. Francesconi and Mr. Kelble were designated executive officers of the Company in September 2002 in connection with the reorganization of the Company’s defense businesses. Mr. Burnham retired as Chief Executive Officer as of July 1, 2003. Mr. Marchilena retired as Executive Vice President as of September 23, 2003.
(2)

The amounts shown above (except for Messrs. Swanson, Schuster and Burnham) are solely attributable to reimbursements for tax payments. During 2003, the perquisites furnished to each named executive officer (except for Messrs. Swanson, Schuster and Burnham) did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of that executive officer. For 2003, the amounts shown for Messrs. Swanson, Schuster and Burnham include reimbursements for tax payments and the following specific perquisites: Swanson—$73,285 for personal use of Company aircraft and $30,541 for personal use of Company-leased automobiles; Schuster—$27,969 for personal use of Company aircraft and $14,329 for personal use of a Company-leased automobile; and Burnham—$77,205 for personal use of Company aircraft. For 2002, the amount shown for Mr. Burnham includes $30,811 for personal use of Company aircraft and $25,408 for personal use of Company-leased automobiles. For 2001, the amount shown for Mr. Burnham includes $32,611 for personal use of Company aircraft and $19,221 for personal use of Company-leased automobiles.

(3)	The amount shown is the value of the restricted stock or unit award on the date of grant. The executive is not entitled to the cash amount shown in the year the restricted stock or unit award is made. The award vests over time and is subject to the executive remaining employed by the Company. Dividends are paid on the restricted stock shown and dividend equivalents are paid on the restricted units.
On April 23, 2003, Mr. Swanson was awarded a restricted stock grant consisting of 130,000 shares and Mr. Schuster was awarded a restricted stock grant of 75,000 shares. Mr. Swanson’s award will vest one-third on each of July 1, 2005, July 1, 2007 and July 1, 2009. Mr. Schuster’s award will vest one-third on each of the first, second and third anniversaries of the date of grant. The value shown is based on $30.30, the closing price of the Company’s common stock on the grant date.
On October 7, 2002, Mr. Stephens was awarded a restricted stock grant consisting of 75,000 shares. This award vests one-third on each of the first, second and third anniversaries of the date of grant. The value shown is based on $29.15, the closing price of the Company’s common stock on the grant date.
On July 31, 2002, Mr. Marchilena was awarded a restricted stock grant consisting of 20,146 shares. This award vested in September 2003. The value shown for the award is based on $32.58, the closing price per share of the Company’s common stock on the grant date.
On February 21, 2002, Mr. Pliner was awarded a restricted stock grant consisting of 3,000 shares. This award vests one-third on each of the first, second and third anniversaries of the date of grant. The value shown is based on $27.37, the closing price of the Company’s common stock on the grant date.
On January 23, 2002, Messrs. Swanson, Schuster and Marchilena were awarded restricted stock grants consisting of 9,600 shares, 12,000 shares and 6,800 shares, respectively. The awards to Messrs. Swanson and Marchilena were made under a performance-based incentive program for services rendered during 2001. Mr. Swanson’s award vested in February 2002 and Mr. Marchilena’s award vested in January 2003. Mr. Schuster’s award vests one-third on each of the first, second and third anniversaries of the grant date. The values shown are based on $32.10, the closing price of the Company’s common stock on the grant date.
On June 27, 2001, Mr. Pliner was awarded a restricted stock grant consisting of 10,000 shares. This award vests one-third on each of the first, second and third anniversaries of the date of grant. The value shown is based on $37.92, the closing price of the Company’s common stock on the grant date.
The number and value, based on the closing price of the Company’s common stock on December 31, 2003, of the aggregate restricted holdings of each named executive is as follows: Mr. Swanson—196,667 shares, $5,907,877; Mr. Schuster—133,000 shares, $3,995,320; Mr. Stephens—50,000 shares, $1,502,000; Mr. Pliner—5,334 shares, $160,233; Mr. Burnham—304,065 shares, $9,134,113; and Mr. Marchilena—50,000 shares, $1,502,000.
(4)	For 2003, the total number of stock options reported for each named executive includes the following Long-Term Achievement Plan (LTAP) performance-based options: Mr. Swanson—90,300; Mr. Schuster—44,900; Mr. Stephens—49,900; Mr. Pliner—36,900; Ms. Francesoni—28,200; Mr. Kelble—28,100; and Mr. Burnham—168,400. Please refer to the table immediately below entitled Option/SAR Grants in Last Fiscal Year for a description of the performance features of the LTAP options.
(5)

For 2003, the amounts include: (a) life insurance premiums paid by the Company (Mr. Swanson—$3,685; Mr. Schuster—$1,490; Mr. Stephens—$2,826; Mr. Pliner—$1,005; Ms. Francesconi—$1,282; Mr. Kelble—$2,754; Mr. Burnham—$4,050; and Mr. Marchelina—$2,981); (b) excess executive liability insurance premiums paid by the Company (Mr. Swanson—$613; Mr. Schuster—$590; Mr. Stephens—$590; Mr. Pliner—$590; Ms. Francesconi—$590; Mr. Kelble—$411; and Mr. Burnham—$457); (c) Company contributions of $1,000 for each executive under the Company’s Stock Ownership Plan (except for Mr. Stephens—$529); (d) Company contributions of $8,000 for each executive under the Company’s

Savings and Investment Plan; (e) Company contributions under the Company’s Excess Savings Plan (Mr. Swanson—$71,124; Mr. Schuster—$34,250; Mr. Stephens—$20,654; Mr. Pliner—$18,112; Ms. Francesconi—$19,680; Mr. Kelble—$19,539; Mr. Burnham—$102,857; and Mr. Marchilena—$31,976); (f) $20,000 to cover Mr. Swanson’s ancillary expenses and $15,000 to cover Mr. Burnham’s ancillary expenses; and (g) relocation expenses (Mr. Swanson—$18,046; Mr. Schuster—$5,916; Mr. Stephens—$48,722; and Mr. Burnham—$26,267).

In 1999, the Company provided William H. Swanson an interest-free loan of $1,000,000 to assist him in his relocation from Washington, D.C. to California. The loan was secured by a mortgage on Mr. Swanson’s home. In 2002, in connection with the reorganization of the Company’s defense businesses, Mr. Swanson relocated from California to Massachusetts. In connection with this move, the loan became secured by a mortgage on Mr. Swanson’s Massachusetts home. The largest amount outstanding during 2003 was $885,000 and the balance as of December 31, 2003 was $810,000.
In 1998, the Company provided Jack R. Kelble an interest-free loan of $500,000 to assist him in his relocation from Massachusetts to California. This loan was secured by a second mortgage on Mr. Kelble’s home. The largest amount outstanding during 2003 was $440,000 and the balance as of December 31, 2003 was $420,000. In February 2004, Mr. Kelble paid this loan in full. The amounts reported for each of Messrs. Swanson and Kelble include $49,105 and $25,384, respectively, representing the difference between the market rate and the actual interest rate for such loans.
Each of Messrs. Swanson, Kelble and Burnham and Ms. Francesconi has a pay advance similar to the pay advances described on page 4 under the heading “Certain Relationships and Related Transactions.” The amounts shown for each include $725, $373, $1,177 and $368, respectively, representing the difference between the market rate and the actual interest rate for such advances. As of December 31, 2003, the outstanding balance for each of these advances was $12,082, $6,210, $19,616 and $6,154, respectively. Mr. Burnham’s outstanding balance as of December 31, 2003 was paid in full in February 2004. Upon termination from the Company, the advance will be recovered from the last paycheck issued to each of Messrs. Swanson and Kelble and Ms. Francesconi.

Option/SAR Grants In Last Fiscal Year

	Individual Grants(1)				Grant Date Value
Name	No. of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(3)	Expiration Date	Grant Date Present Value(4)
William H. Swanson	175,000	2.41%	$31.45	5/14/2013	$2,120,808
	90,300	1.24%	29.48	1/22/2013	820,708

James E. Schuster	50,000	0.69%	31.45	5/14/2013	605,945
	44,900	0.62%	29.48	1/22/2013	408,082

Jay B. Stephens	50,000	0.69%	31.45	5/14/2013	605,945
	49,900	0.69%	29.48	1/22/2013	453,525

Edward S. Pliner	50,000	0.69%	31.45	5/14/2013	605,945
	36,900	0.51%	29.48	1/22/2013	335,372

Louise L. Francesconi	22,000	0.30%	31.45	5/14/2013	266,616
	28,200	0.39%	29.48	1/22/2013	256,301

Jack R. Kelble	20,000	0.28%	31.45	5/14/2013	242,378
	28,100	0.39%	29.48	1/22/2013	255,392

Daniel P. Burnham	—	—	—	—	—
	168,400	2.32%	29.48	1/22/2013	1,530,534

Francis S. Marchilena	—	—	—	—	—
	—	—	—	—	—

(1)	The table contains two lines for each individual. The first line represents the grant of incentive and non-qualified stock options. The number reported on the first line for each individual (except for Messrs. Burnham and Marchilena) includes incentive stock options to purchase 3,180 shares of Raytheon common stock. The balance consists of unqualified options. Each incentive option expires one day before the expiration date shown on the first line for each individual. The second line represents Long-Term Achievement Plan (LTAP) options.
(2)	One-third of the total incentive and nonqualified stock options becomes exercisable on each of the first, second, and third anniversaries of the grant date.
The LTAP options are performance-based options, with exercisability tied to stock price appreciation. Specifically, the LTAP options become exercisable in three equal installments based on appreciation in the price of the Company’s common stock over the $29.48 price on the date of grant. The first installment will vest after the common stock achieves a price of $36.85, or a 25% appreciation in value over the grant date price, and sustains that level for a period of 20 consecutive trading days. The second installment will vest after the common stock achieves a price of $46.063, or a further 25% appreciation in value, and sustains that level for a period of 20 consecutive trading days. The final installment will vest on the date the common stock achieves a price of $57.58, or a further 25% appreciation in value, and sustains that level for a period of 20 consecutive trading days. All LTAP options, if otherwise unvested, vest on the sixth anniversary of the grant date.
(3)	Fair market value of the Company’s common stock on the grant date.
(4)

The ultimate values of the options will depend on the future market price of the common stock which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised. The estimated grant date present value reflected in the table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table (other than LTAP options) include the following: an exercise price equal to the fair market value of the underlying stock on the date of grant

($31.45) for all grants shown; an option term of 7 years; an interest rate of 3.5% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 50.5%; an assumed dividend yield of 2.54%; and reductions of approximately 9.7% to reflect the probability of forfeiture due to termination prior to vesting and to the shortened exercise period on the vested options due to termination. For LTAP options, the factors are $29.48, 7 years, 3.43%, 50.7%, 2.71%, and 26.5% respectively.

Aggregated Option/SAR Exercises In Last Fiscal Year

And Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options at Fiscal Year End Exercisable/ Unexercisable	Value of In-the-Money Options at Fiscal Year End Exercisable/ Unexercisable(1)
William H. Swanson	—	$—	781,791/477,035	$2,389,499/50,656
James E. Schuster	5,161	166,287	96,838/178,735	95,055/25,212
Jay B. Stephens	—	—	46,666/193,234	23,100/69,404
Edward S. Pliner	—	—	76,298/162,102	247,506/43,726
Louise L. Francesconi	—	—	179,754/96,235	675,338/15,713
Jack R. Kelble	—	—	92,404/85,635	170,885/14,800
Daniel P. Burnham	—	—	1,342,833/583,567	4,058,030/104,306
Francis S. Marchilena	—	—	259,199/102,801	942,293/6,067

(1)	Based on $29.95, the fair market value per share on December 31, 2003.

The following report of the Management Development and Compensation Committee and the performance graphs shall not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee oversees the Company’s executive compensation programs. We then review those programs in detail with the full Board of Directors. We believe that these programs align executive compensation with the Company’s business strategy and management initiatives and are intended to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the Company. We support an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places Company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and Company performance.

We make recommendations to the Board of Directors with respect to base salary and annual incentive awards, and our Options Subcommittee grants equity awards. We work with an independent compensation consultant who provides information regarding current industry and marketplace compensation practices and analysis of individual compensation compared to the external market. Raytheon’s executive compensation program is designed to increase the total portion of cash and incentive compensation at risk at higher levels of leadership.

Individual compensation awards are established based upon the contribution the executive has made to attain the Company’s short-term and strategic performance objectives, as well as the executive’s anticipated future contribution.

We review performance in five areas: financial, operational, Six Sigma, customer satisfaction and people. Further, we take into consideration external marketplace forces as well as the attainment of both operational short-term and enterprise wide long-term objectives of the Company that may not be reflected in the current period’s earnings and stock performance.

The Company’s executive compensation programs consist primarily of the following integrated components:

Base Salary—which is designed to compensate executives competitively within the industry and marketplace. When establishing base rates of pay for executives, we consider marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

Annual Incentive Awards—which provide a direct link between executive compensation and the total Company’s performance. Annual awards take into account the financial and operational performance of each business and the Company. We consider strategic acquisitions, which complement and add value to the Company’s core businesses, and the successful divestiture of non-core businesses. We also assess executive performance on the basis of the Company’s standards of ethical business conduct, leadership competencies, Six Sigma, customer satisfaction and human resource processes.

Long-Term Incentives—which consist of stock options, restricted stock and restricted unit awards that link management decision-making with the Company’s strategic business plan and long-term Company performance. These awards align the executive’s interest with those of the stockholders. During 2003, 19.1% of eligible exempt employees received stock option grants, down from 23.5% in 2002.

Executive Compensation

Base Salary.    Base salary levels for the Chief Executive Officer and other executive officers of the Company are reviewed by us and approved annually to ensure competitiveness. Our policy has been and continues to be to maintain base salaries at competitive levels with a peer group established for compensation comparisons. The compensation peer group includes industry competitors as well as other large corporations.

Each year we review a competitive analysis prepared by our independent compensation consultant. Based on this review and the individual performance of each executive, we recommend base salary changes, if appropriate.

Annual Incentives.    All executive officers, including the CEO, participate in a Results Based Incentive (RBI) Plan, which is designed to focus management attention and effort on the attainment of pre-established performance metrics. The specific performance metrics and weightings established at the corporate and business levels during 2002 with respect to the 2003 RBI plan year are: operating cash flow and operating profit from continued operations, working capital turns, net revenue, bookings, Six Sigma and human resource processes.

Individual awards under the Company’s Results Based Incentive Plan reflect an executive’s contribution to the Company’s achievement of established performance goals, plus the successful management of human resources and the furtherance of ethical business behavior and leadership competencies. In the case of operating executives, the primary performance criteria are the financial performance of the executive’s business and the performance against stated operational objectives in each unit’s business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives as well as Company-wide financial metrics. In every case, we consider the executive’s contribution to the overall leadership of the Company, specific human resource processes and the degree of difficulty of challenges in his or her current position.

The officers named in the Summary Compensation Table found on page 18 of this proxy statement received incentive awards based on our review of their positions relative to the marketplace and their accomplishment of individual performance objectives. Based upon the analysis of our independent compensation consultant, individual incentive target awards were established for the CEO and each executive leader in 2002 with respect to 2003. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the Company’s compensation peer group. During years in which we deem that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group will be awarded.

Long-Term Incentives.    Stock option grants were the Company’s principal vehicle for long-term compensation for 2003. The Company awarded options at fair market value at the date of grant. The executive only receives compensation from the grant if the stock appreciates in value and the executive exercises the option. Similar to the process used in making annual base salary recommendations and results based incentive awards, option awards are based upon current industry and marketplace compensation data as presented by our independent compensation consultant. Award recommendations are made on the basis of an executive’s level of responsibility, value to the organization, contribution to the overall management of the Company and, as appropriate, the organization’s or function’s effective performance. The size of each executive’s award is determined by considering normative data for comparable positions in the industry and marketplace. We also consider and attempt to ensure equitable distribution within the Company. The awards granted to the executives listed in the Summary Compensation Table are consistent with awards granted for comparable positions in the Company’s compensation peer group. Participation in the option program is not limited to executive officers.

We make restricted stock awards to attract outstanding candidates in the marketplace and to retain key executives. Awards are subject to restrictions for a stated period of time after the award is made, and the executive cannot sell the stock until the restriction expires. We believe that the award of restricted stock further encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining leaders, since a leader who leaves the Company forfeits the restricted portion of the award.

The Long-Term Achievement Plan was established in 1999 to focus senior leadership on the attainment of growth in the appreciation of the value of Raytheon stock. The 2003 plan awarded performance in this area through the use of performance-based options. Specifically, when the price of Raytheon’s common stock reaches a predefined growth level (25% compounded) and is sustained for a period of 20 consecutive trading days, one third of the options vest. The second third would become exercisable upon attaining an additional twenty-five percent growth with the final third becoming exercisable after the attainment of an additional twenty-five percent growth in the price of Raytheon’s common stock. All options automatically vest at the end of six years and option awards terminate after ten years, if not exercised.

In 2004, the Company introduced the Long-Term Performance Plan, which replaces the Long-Term Achievement Plan. The Long-Term Performance Plan is designed to promote leadership teamwork toward achieving common performance goals and to foster an effective link between long-term rewards and performance against internal and external goals, as well as to create shareholder value. This plan provides awards of Raytheon stock when specific pre-established levels of Company performance are achieved over a three-year performance cycle. The 2004-2006 performance goals, which are independent of each other and equally weighted, are based on two metrics: internal free cash flow over a three-year period and total shareholder return relative to a peer group over a three-year period.

CEO Compensation

The compensation of Raytheon’s CEO and other senior executives has historically been based on two factors—performance and comparability.

Base Salary.    The current base salary of William H. Swanson was established after reviewing his performance and a competitive analysis provided by our independent compensation consultant. The salary Mr. Swanson receives is below the 25th percentile of the Company’s compensation peer group.

Annual Incentive Award.    In reviewing the CEO’s total compensation package, we gave consideration to a number of key factors, including the Company’s financial and operational performance, Raytheon Six Sigma initiatives, customer satisfaction and people metrics for the year as well as competitive marketplace data.

We noted solid financial performance for continuing operations was achieved in 2003 as well as an impressive program win rate. Additionally, major operational and cost control improvements were made at Raytheon Aircraft Company despite operating in a depressed general aviation market for three consecutive years. We considered these factors, as well as the financial impact of the former Engineering and Construction business, when granting Mr. Swanson an incentive award for 2003.

Long-Term Incentives

Stock Options.    We reviewed industry and marketplace analyses, developed and presented by our independent consultant, of stock option awards for comparable positions. Based on those comparisons, we chose to award the CEO an annual option grant. In addition, as described above, we awarded the CEO performance-based stock options under the Long-Term Achievement Plan.

Restricted Stock.    In April 2003, in connection with Mr. Swanson’s election as Chief Executive Officer, the Committee evaluated Mr. Swanson’s equity awards against CEO equity awards in the Company’s compensation peer group. Based on this evaluation, the Committee granted Mr. Swanson 130,000 shares of restricted stock. This award will vest one-third on each of July 1, 2005, July 1, 2007 and July 1, 2009, respectively.

Other Compensation.    The Company’s executive compensation programs also include (i) life insurance coverage, (ii) an allocation of Company stock under the Raytheon Savings and Investment Plan, (iii) matching contributions in Company stock under the Raytheon Savings and Investment Plan and Excess Savings Plan, and (iv) other miscellaneous compensation as outlined in the Summary Compensation Table on page 18.

Raytheon’s executive compensation plans have been designed to attract and retain outstanding management talent by providing a broad program of competitive, equitable, and performance-based compensation, and to align executive rewards with the long-term interest of shareholders. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We review the potential effects of Section 162(m) periodically and generally seek to structure long-term incentive compensation granted to Raytheon’s executives in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, we reserve the right to use our judgment to authorize compensation payments that may be subject to the limit when we believe that such payments are appropriate and in the best interests of Raytheon and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Members of the Management Development and Compensation Committee

Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, Warren B. Rudman—Chair, and Michael C. Ruettgers

PERFORMANCE GRAPH

The following graphs provide an indicator of total stockholder returns for Raytheon as compared with the S&P 500 Stock Index and the S&P Aerospace/Defense Index, weighted by market value at each measurement point.

The first graph covers the period from January 1, 1999 through May 14, 2001, the last date on which Raytheon’s Class A and Class B shares traded on the New York Stock Exchange prior to reclassification into a single new class of shares of common stock. The second graph covers the period from May 15, 2001 through December 31, 2003 and shows the performance of Raytheon’s single class of common stock.

Company / Index	1/1/1999	12/31/1999	12/31/2000	05/14/2001
Class A Shares	100	48.92	59.18	60.87
Class B Shares	100	50.79	61.44	58.62
S&P 500 Index	100	121.04	110.02	104.64
S&P 500 Aerospace & Defense	100	101.71	127.52	131.24

Assumes $100 invested on January 1, 1999 in Raytheon Class A and Class B shares, the S&P 500 Index and the S&P Aerospace/Defense Index and the reinvestment of dividends.

Company/Index	5/15/2001	12/31/2001	12/31/2002	12/31/2003
Raytheon Common Stock	100	112.98	109.60	110.04
S&P 500 Index	100	92.66	72.18	92.88
S&P 500 Aerospace & Defense	100	79.92	75.82	93.33

Assumes $100 invested on May 15, 2001 in Raytheon common stock, the S&P 500 and the S&P Aerospace/Defense Index and the reinvestment of dividends.

PENSION PLANS

Raytheon sponsors the Raytheon Company Pension Plan for Salaried Employees (the Pension Plan), a non-contributory pension plan that covers most of its executive officers and salaried employees (except for Ms. Francesconi, who is covered by the Raytheon Non-Bargaining Retirement Plan). Pension benefits under the Pension Plan are based on final average compensation. The Pension Plan is Company-funded and since 1981 has not required or permitted employee contributions. Benefits under the Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary social security benefit:

1.8% for each of the first 20 years of benefit service; and

1.2% for each year of benefit service thereafter.

Final average compensation is based on the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual bonus awards. Federal laws place limitations on compensation amounts that may be included under qualified benefit plans. In 2003, up to $200,000 in eligible base salary and annual bonus could be included in the calculation of pensions under the Company’s qualified plans. The normal retirement age under the Pension Plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66 2/3%, 75% and 100%.

The following table shows the estimated annual retirement benefits in straight life annuity amounts payable to salaried employees on normal retirement at age 65 under the Pension Plan and the Raytheon Excess Pension Plan, a separate, unfunded plan. The Raytheon Excess Pension Plan provides benefits that would have to be provided under the Company’s qualified pension plans but for certain Internal Revenue Code limitations on qualified benefit plans.

Annual Estimated Benefits Under the Raytheon Salaried Pension Plan

and Raytheon Excess Pension Plan

Final Average Compensation	Years of Credited Services at Age 65
	15 Years	20 Years	25 Years	30 Years	40 Years
$ 200,000	$54,000	$72,000	$84,000	$96,000	$120,000
400,000	108,000	144,000	168,000	192,000	240,000
600,000	162,000	216,000	252,000	288,000	360,000
800,000	216,000	288,000	336,000	384,000	480,000
1,000,000	270,000	360,000	420,000	480,000	600,000
1,200,000	324,000	432,000	504,000	576,000	720,000
1,400,000	378,000	504,000	588,000	672,000	840,000
1,600,000	432,000	576,000	672,000	768,000	960,000
1,800,000	486,000	648,000	756,000	864,000	1,080,000
2,000,000	540,000	720,000	840,000	960,000	1,200,000
2,500,000	675,000	900,000	1,050,000	1,200,000	1,500,000
3,000,000	810,000	1,080,000	1,260,000	1,440,000	1,800,000
3,500,000	945,000	1,260,000	1,470,000	1,680,000	2,100,000
4,000,000	1,080,000	1,440,000	1,920,000	1,920,000	2,400,000

These estimates will be reduced by a percentage of the employee’s primary social security benefit that is equal to the percentage of final average salary used to determine the amounts listed in the table.

In 2001, the Company adopted a supplemental executive pension plan that covers each of the named executive officers as well as certain other senior Company executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by social security.

Louise L. Francesconi is covered by the contributory part of the Raytheon Non-Bargaining Retirement Plan and the Raytheon Excess Pension Plan. The Raytheon Non-Bargaining Retirement Plan covers people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. The contributory part of the plan requires employee contributions and provides benefits equaling an initial pension of at least 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s Social Security benefit payable at age 65 for each year of credited service. An employee retiring directly from Raytheon will be entitled immediately to 100% of the pension earned at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service at termination (both measured in full years) is at least 75. Unless both of those requirements are satisfied, the employee starting his or her pension before 65 will be entitled only to a pension reduced for early commencement. Final average compensation under the contributory part of the Raytheon Non-Bargaining Retirement Plan is the average of compensation in the highest five twelve-month periods out of the last ten twelve-month periods of employment.

The years of credited service as of December 31, 2003 for each of the named executive officers covered by the Pension Plan were as follows: William H. Swanson—30.3 years; James E. Schuster—3.3 years; Jay B. Stephens—0.2 years; Edward S. Pliner—2.7 years; Jack R. Kelble—23.0 years; Daniel P. Burnham—4.5 years; and Francis S. Marchilena—35.5 years. Louise L. Francesconi is covered by the contributory portion of the Raytheon Non-Bargaining Retirement Plan and had 16.8 years of credited service under this plan as of December 31, 2003. Covered compensation for the named executive officers is the same as their salary and bonus shown in the Summary Compensation Table on page 18.

The years of credited service for Mr. Stephens will include an additional five years, both for the Pension Plan and the supplemental executive pension plan, once he has completed five years of employment with Raytheon.

Mr. Pliner’s pension will be calculated as follows: 40% of final average earnings (based upon the highest five out of ten final years’ base salary and bonus) offset by social security and any pension benefit received from a prior employer.

The years of credited service for Messrs. Swanson, Schuster, Stephens and Pliner do not include an additional three years that each is eligible to receive under change in control agreements. The years of credited service for each of Mr. Kelble and Ms. Francesconi do not include an additional two years that each is eligible to receive under change in control agreements. More information regarding their change in control agreements may be found below under the heading “Executive Employment Agreements.”

Mr. Burnham’s total pension at 60 would have been 50% of his final average compensation for the five consecutive years of employment with the Company yielding the highest average, subject to offsets for his estimated primary social security benefit as well as pension benefits received from any previous employer. Because Mr. Burnham retired at age 57 after five years of service but before age 60, his 50% benefit at age 60 was reduced by 2% for every year of early retirement between the ages of 60 and 55.

Mr. Marchilena’s transition agreement provides that, with respect to pension payments, he will receive final average earnings recognition through September 30, 2004 and age and service recognition through September 30, 2005.

EXECUTIVE EMPLOYMENT AGREEMENTS

Mr. Swanson.    In 1995, the Company entered into a change in control agreement with Mr. Swanson. The agreement provides severance pay and continuation of certain benefits upon the occurrence of a change in control of the Company. Generally, a “change in control” means the acquisition by a third party of twenty-five percent or more of the Company’s common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, certain mergers, or the sale of substantially all the assets or a liquidation of the Company.

In order to receive benefits under the agreement, Mr. Swanson must be terminated from his current position within two years following a change in control of the Company. Benefits under the agreement include: (i) a cash payment of three times Mr. Swanson’s current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if Mr. Swanson had three years additional credited service under the Company’s pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Swanson and his family are eligible to receive benefits for a period of up to three years. In addition, the agreement provides for a gross-up payment if Mr. Swanson is subject to excise taxes on payments made under his agreement.

Mr. Schuster.    The Company has entered into a change in control agreement with Mr. Schuster. The terms of that agreement are substantially similar to the change in control agreement with Mr. Swanson described above.

Mr. Stephens.    The Company hired Mr. Stephens in October 2002 as Senior Vice President and General Counsel. In order to encourage Mr. Stephens to leave his previous employer, the Company entered into employment and change in control agreements with Mr. Stephens. The terms of the change in control agreement are substantially similar to the change in control agreement with Mr. Swanson described above. On joining the Company, Mr. Stephens was also granted an option to purchase 140,000 shares of common stock. The option is scheduled to vest one-third each year on the first, second and third anniversaries of the date of grant. Additionally, when Mr. Stephens joined the Company, he was awarded 75,000 shares of restricted stock with restrictions lapsing one-third on each of the first, second and third anniversaries of the date of grant. Also upon hire, it was determined that Mr. Stephens’ pension would be calculated as follows: 35% of final average earnings after 10 years of service and 50% of final average earnings after 15 years of service with all pension benefits offset by social security and any pension benefit received from a prior employer. In June 2003, the Board of Directors granted Mr. Stephens five additional years of credited service under the Company’s pension plans upon completion of five years of employment with the Company.

Mr. Pliner.    The Company has entered into a change in control agreement with Mr. Pliner. The terms of that agreement are substantially similar to the change in control agreement with Mr. Swanson described above. On joining the Company, Mr. Pliner was also granted an option to purchase 25,000 shares of common stock. The option is completely vested. In addition, upon Mr. Pliner’s hire, it was determined that Mr. Pliner’s pension would be calculated as follows: 40% of final average earnings (based upon the highest five out of ten final years’ base salary and bonus) offset by social security and any pension benefit received from a prior employer.

Ms. Francesconi.    The Company has entered into a change in control agreement with Ms. Francesconi. Benefits under the agreement include: (i) a cash payment of two times Ms. Francesconi’s current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if Ms. Francesconi had two years additional credited service under the Company’s pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Ms. Francesconi and her family are eligible to receive benefits for a period of up to two years. In addition, the agreement provides for a gross-up payment if Ms. Francesconi is subject to excise taxes on payments made under her agreement.

Mr. Kelble.    The Company has entered into a change in control agreement with Mr. Kelble. The terms of that agreement are substantially similar to the change in control agreement with Ms. Francesconi described above.

The Company also has an executive severance policy. The policy provides that (i) Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted bonus as severance benefits and continuation for three years of fringe benefits pursuant to welfare, benefit and retirement plans if his employment with the Company is terminated other than for cause; (ii) each of Messrs. Schuster, Stephens and Pliner are entitled to receive cash payments equal to two times current base salary plus targeted bonus as severance benefits and continuation for two years of fringe benefits pursuant to welfare, benefit and retirement plans if employment with the Company is terminated other than for cause; and (iii) each of Mr. Kelble and Ms. Francesconi are entitled to receive cash payments equal to one times current base salary plus targeted bonus as severance benefits and continuation for one year of fringe benefits pursuant to welfare, benefit and retirement plans if employment with the Company is terminated other than for cause.

Mr. Burnham.    The Company hired Daniel P. Burnham in July 1998 as President and Chief Operating Officer. In order to encourage Mr. Burnham to leave his position as Vice Chairman of AlliedSignal, Inc., the Company entered into an employment agreement with Mr. Burnham. The agreement provided that the Company would pay Mr. Burnham a base salary of at least $850,000 per year and an annual incentive bonus, based on performance, targeted at 200% of his base salary. In order to replicate the value and vesting schedule of the compensation that Mr. Burnham would forego by joining the Company, the Board awarded Mr. Burnham 374,713 restricted stock units that were to settle on a one-for-one basis in shares of common stock on specified vesting dates. Mr. Burnham elected to convert his restricted stock awards to deferred compensation arrangements, and shares of Raytheon common stock in an amount equivalent to those awards were transferred to an irrevocable trust administered by an independent trustee. The Company also granted Mr. Burnham an option to purchase 250,000 shares of common stock.

The Company also entered into a severance agreement with Mr. Burnham. If the Company terminated Mr. Burnham’s employment or demoted him for any reason other than “cause” or “disability” (as those terms are defined in the agreement) or his death, the Company was obligated to pay Mr. Burnham the sum of three times his base salary for the preceding calendar year plus three times his annual incentive bonus for the preceding calendar year.

Mr. Burnham retired as Chief Executive Officer in July 2003 and Chairman of the Board of Directors in January 2004. Upon retirement as Chairman, the Board of Directors approved the acceleration of lapsing of restrictions on the two remaining tranches of the restricted unit award granted to Mr. Burnham in 1998 when he became employed by the Company. The restrictions on 137,398 units lapsed and the units became fully vested in January 2004.

Commencing upon his retirement, Mr. Burnham began receiving a pension benefit. More information regarding his pension benefit may be found on page 27 under the heading “Pension Plans.”

Mr. Burnham also has access to the Company’s medical benefits for which Mr. Burnham pays 100% of the Company’s cost. Mr. Burnham will receive financial planning services for 5 years after retirement. In addition, Mr. Burnham will receive certain administrative support for six months after retirement.

Mr. Marchilena.    The Company entered into a change in control agreement with Mr. Marchilena. The terms of that agreement were substantially similar to the change in control agreement with Mr. Swanson described above.

In September 2002, the Company entered into a transition agreement with Mr. Marchilena that superseded his change in control agreement. The transition agreement, amended as of September 2003, became effective upon the completion date of the Fore River and Mystic Station power plant projects. The benefits provided under the terms of the transition agreement include: (i) a cash payment of two times Mr. Marchilena’s base salary plus two times his annual incentive bonus; and (ii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Marchilena and his family are eligible to receive benefits for a period of two years. The transition agreement also provides that, with respect to Mr. Marchilena’s pension benefit, he will receive final average earnings recognition through September 30, 2004 and age and service recognition through September 30, 2005.

Mr. Marchelina was awarded 20,146 shares of restricted stock that vested upon the completion date for the power plant projects referenced above. In addition, the vesting of 25,000 shares of an award of 50,000 shares of restricted stock granted to Mr. Marchilena on January 26, 2000 was accelerated such that these shares shall fully vest and all remaining restrictions on such shares shall lapse on September 30, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plans that authorize the issuance of shares of Company common stock. This information is provided as of December 31, 2003.

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	44,043,200	$39.15	17,319,700	(2)

Equity compensation plans not approved by stockholders (3)	0	—	28,000

Total	44,043,200	$39.15	17,347,000

(1)	The table does not include information regarding options that the Company assumed in connection with the acquisitions of the defense businesses of Texas Instruments Incorporated and Hughes Electronics Corporation in 1997. The Company assumed individual options and did not assume any equity compensation plans of either Texas Instruments or Hughes Electronics in connection with the acquisitions. Options that terminate prior to expiration are not available for re-grant. As of December 31, 2003, there were 2,042,700 shares of Company common stock to be issued upon exercise of the assumed options with a weighted average exercise price of $41.77.
(2)	As of December 31, 2003, there were 2,715,100 shares available for stock option grants under the 1995 Stock Option Plan and 14,604,600 shares available for grant as stock options, stock appreciation rights, stock units and restricted stock under the 2001 Stock Plan. The number of shares subject to awards of stock units or restricted stock under the 2001 Plan may not exceed 4,966,300 shares.
(3)	The 1997 Non-employee Directors Restricted Stock Plan is the only Company equity compensation plan that has not been approved by stockholders. The Directors Plan provides for the grant of restricted stock to directors of the Company who are not employees of the Company at the time of the grant. 100,000 shares of common stock were authorized and reserved for issuance under the Directors Plan. As of December 31, 2003, 72,000 shares have been issued pursuant to the Directors Plan. In the event of a change in control of the Company, the shares of restricted stock issued under the Directors Plan will immediately vest in full. Under the Directors Plan, a change in control means that (i) the Company is acquired by merger, consolidation, or asset sale, or (ii) any person becomes, together with its affiliates and associates, the beneficial owner of more than 25% of the Company’s outstanding common stock, without the prior approval of the Board of Directors of the Company, or (iii) the Company is liquidated or dissolved.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee focuses on the following areas:

•	the integrity of the Company’s financial statements;

•	the independence and qualifications of the Company’s independent auditors; and

•	the performance of the Company’s internal auditors and independent auditors.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. We also appoint the independent auditors and review periodically their performance and independence from management.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss any issues they believe should be raised with us.

This year, we reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, the Company’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with PricewaterhouseCoopers the written disclosure as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on these reviews and discussions, we recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Members of the Audit Committee

Frederic M. Poses, Michael C. Ruettgers,

Ronald L. Skates—Chair, and William R. Spivey

INDEPENDENT AUDITORS

The Company paid fees to PricewaterhouseCoopers LLP for services in the following categories during 2003 and 2002:

	2003	2002
Audit Fees	$6.8 million	$5.6 million
Audit-Related Fees(1)	$2.8 million	$3.9 million
Tax Fees(2)	$3.3 million	$5.0 million
All Other Fees(3)	$1.7 million	$35.7 million

(1)	Consists primarily of divestiture audits and related support and advice related to accounting and reporting matters.
(2)	Consists primarily of foreign tax consulting services and tax return assistance in foreign jurisdictions, domestic tax consulting advice and preparation of expatriate tax returns.
(3)	Consists primarily of financial information systems design and implementation fees. In 1999, the Company initiated a process to replace its legacy systems and implement SAP to establish common systems and standardized internal processes. The Company selected PwC Consulting to assist with the implementation of SAP over a four-year period. In October 2002, PricewaterhouseCoopers sold PwC Consulting to an unrelated third party. Since that time, PricewaterhouseCoopers has retained a limited role in the implementation that will be phased out by May 2004.

The Audit Committee has adopted a policy that requires pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by the independent auditors. Pre-approval is detailed as to the particular service or category of service and is subject to a specific fee level or budget. Additional approval is required if the fee level or budget for any pre-approved category of service exceeds the thresholds established by the Audit Committee. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the policy requires specific pre-approval by the Audit Committee to engage the independent auditors.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS

(Item No. 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit the Company’s financial statements for the fiscal year beginning January 1, 2004, and recommends that the stockholders ratify such appointment. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting the appointment of the independent auditors to stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment and may retain PricewaterhouseCoopers or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of PricewaterhouseCoopers, the Audit Committee may select another firm if it determines such selection to be in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS

The Company has been notified that a number of stockholders intend to present proposals for consideration at the 2004 annual meeting.

Any stockholder who intends to present a proposal at the 2005 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	November 26, 2004, if the proposal is submitted for inclusion in our proxy materials for the 2005 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 6, 2005 and February 5, 2005 if the proposal is submitted in accordance with Raytheon’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

STOCKHOLDER PROPOSAL

(Item No. 3 on the proxy card)

The following organizations have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal: The Sisters of Saint Joseph, 3427 Gull Road, Nazareth MI 49074; Dominican Sisters of Springfield, Illinois, Sacred Heart Convent, 1237 West Monroe, Springfield, IL 62704; Sisters, Servants of the Immaculate Heart of Mary, 610 West Elm Avenue, Monroe, MI 48162; Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, MI 54935; Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, TX 77223; The Sisters of Mercy of the Americas, 2039 North Geyer Road, St. Louis, MO 63131-3399; The School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Avenue, St. Louis, MO 63125-2800; and the Benedictine Sisters, 530 Bandera Road, San Antonio, TX 78228. These organizations collectively own a total of 887 shares.

Ethical Criteria for Military Contracts

Resolved:    that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

Supporting Statement

We believe that authentic global security exists only when all people everywhere feel secure. Global security will only come about when there is justice for all through human development and environmental and economic sustainability.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems must evaluate the decisions made when bidding on such work. That bidding/contract process must follow a defined format and include clear, concise criteria and policies.

We recommend that the criteria/standards include:

–ethical	business practices such that human rights and fair labor standards are upheld;

–long-term	environmental impact studies as well as waste management plans at production sites;

–strategies	for stability of employment, including descriptions of alternate production plans and funding sources;

–directives	for business practices which respect the culture of communities in which factories are located;

–guidelines	derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;

–studies	of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;

–processes	that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

Your Directors recommend a vote AGAINST this proposal.

The Board believes that the Company’s existing process for reviewing the types of matters raised in the proposal is already sufficient and that this proposal requests action which is unnecessary. We are committed to doing business in full compliance with all applicable laws and regulations and in accordance with our policies and procedures regarding such matters as standards of business conduct; export controls; transactions with governments; political contributions and activities; relationships with customers and suppliers; protection of intellectual property; environmental protection, health and safety; and employee and community relations. These policies apply to all of our operations, including those involving military contracts. Thus, our business leaders must determine that Raytheon’s military contract activities meet applicable legal requirements, adhere to our ethics policies and satisfy standards of sound business judgment.

We sell military products only in strict compliance with U.S. laws and regulations that control what products may be exported and where such products may be sold overseas. The U.S. Government identifies those countries to which sale of particular military equipment would not be in the United States’ interest; the U.S. Government prohibits such military sales to those countries. In fact, many foreign sales of our military products are made through contracts with the U.S. Government, which then sells the products directly to a foreign government that is a U.S. ally or friendly nation. The foreign sale of all major military products must be in compliance with the requirements of both the executive and legislative branches of the U.S. Government. We believe that determination of what products it is appropriate for the U.S. Government or foreign governments to purchase is more properly handled by our government officials, who ultimately must answer to the nation’s electorate and who are in the best position to determine the public’s interest. We comply with all such determinations.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 4 on the proxy card)

The Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Avenue, Los Angeles, CA 90043, beneficial owner of 127 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

4—Shareholder Input on a Poison Pill

RESOLVED: Shareholders request that our Directors increase shareholder rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election.

We as shareholders voted in support of this topic and one other shareholder rights topic:

Year	Vote regarding Pill	Annual Election of Each Director
2000	62%	56%
2001	66%	66%
2002	62%	61%
2003	73%	—

These percentages are based on yes and no votes cast. The 27% vote for your management’s objection to this proposal topic in 2003 was only 19% of Raytheon shares outstanding. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic and also proposals which are supported by a majority of votes cast (both points apply to Raytheon) Institutional investors in general owned 71% of our stock in 2003. Our Directors have thus violated this pro-shareholder policy 7 times.

This topic also won an overall 60% yes-vote at 79 companies in 2003. I do not see how our Directors could object to this proposal because it gives our Directors the flexibly to ignore our shareholder input if our Directors seriously believe they have a good reason. Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90043 submitted this proposal.

Pills Entrench Current Management

Poison pills entrench the current management, even when it’s doing a poor job. Pills water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.

From “Take on the Street” by Arthur Levitt, SEC Chairman 1993-2001

Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood.

Source: Moringstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

An anti-democratic management scheme [poison pill] to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool

Like a Dictator

Poison pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

A response by our directors, which could still allow out directors to give us a poison pill with not even a vote, would not substitute for this proposal.

Director Confidence in their Oversight

I believe that, by your Directors taking steps to adopt this proposal, our Directors can signal their confidence that our management—with their oversight—will be the best management to enhance shareholder value.

Shareholder Input on a Poison Pill

Yes on 4

Your Directors recommend a vote AGAINST this proposal.

In 1997, in connection with the acquisition of the Hughes defense business, the Company adopted a shareholder rights plan (sometimes referred to as a poison pill). At the last five annual meetings, shareholders of the Company voted on proposals requesting that the Board terminate the existing rights plan and not adopt any new plan without a shareholder vote. Following each of those annual meetings, as part of its ongoing review of corporate governance, the Board of Directors and its Governance and Nominating Committee carefully considered and evaluated whether to maintain or terminate the rights plan. In 2001, after such evaluation, the Board implemented a Three Year Independent Director Evaluation provision to the rights plan (commonly referred to as a TIDE provision). Pursuant to the TIDE provision, the Governance and Nominating Committee was charged with reviewing and evaluating the rights plan every three years to ensure that the plan continued to serve the best interests of the company and its shareholders. In 2003, as part of its review, the Board invited outside experts representing both sides of the issue to review with the Board the relative merits of maintaining a shareholder rights plan. Following this review, the Board carefully considered once more whether to maintain or terminate the rights plan.

In January 2004, following further evaluation, the Board voted to terminate the existing rights plan effective as of March 1, 2004. Accordingly, the Company does not now have a shareholder rights plan and the Board of Directors has no current plans to adopt one. Circumstances could arise in the future, however, where the adoption of such a plan would be an important mechanism for protecting the interests of the Company’s shareholders. Requiring a shareholder vote for the adoption of a rights plan might impede the ability of the Board of Directors to adopt such a plan in a timely manner in the event that it determined it was appropriate to do so to protect the interests of the Company’s shareholders. Preserving the Board’s ability in this regard also enhances its ability to protect and maximize the value of shareholders’ investment in the company in the event of an attempt to acquire control of the company. There is substantial empirical evidence that indicates that implementation of a shareholder rights plan may better position a board of directors to achieve the best result for all shareholders in the event there is a bid for the Company. In such an event, a rights plan would not affect any takeover proposal the Board determines to be in the best interests of shareholders. The overriding objective of the Board remains the preservation and the maximization of the Company’s value for all shareholders.

In recommending a vote against the proposal, the Board of Directors notes its recent action to terminate the rights plan. In addition, the Board has made no determination regarding the future adoption of a rights plan. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing, and in the exercise of the Board’s fiduciary duties. The recommendation against the proposal is based on the Board’s belief that it would not be wise to limit the flexibility of future Boards to act in the best interests of the Company’s shareholders if circumstances arise that would warrant the adoption of a rights plan.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 5 on the proxy card)

John Chevedden, 2215 Nelson Avenue, Redondo Beach, CA 90278, beneficial owner of 150 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

5—Elect Each Director Annually

RESOLVED: Shareholders request that our Directors increase shareholder rights and take the steps necessary so that each director is elected annually. (Does not affect the unexpired terms of directors.)

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 submitted this proposal.

We as shareholders voted in support of this topic.

Year	Rate of Support
2000	56%
2001	66%
2002	61%

These percentages are based on yes and no votes cast. I believe this repeat level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections.

The 39% vote for our directors’ objection in 2002 equals only 27% of Raytheon shares outstanding. The Council of Institutional Investors www.cii.org formally recommends that companies adopt this proposal topic and also adopt proposals which win a majority of votes cast (both points apply to Raytheon). Institutional investors in general own 71% of Raytheon stock.

Since 2000 our Directors have provided no management position evidence that Directors consulted with a corporate governance authority who had long-term support for this proposal topic. I believe our directors have a fiduciary duty to give equal consideration to both sides of this key issue.

I can only question how our Directors analyzed this proposal topic. I believe our directors have done a disservice to shareholders, employees and customers by committing themselves to the status quo on this key issue without giving an equal hearing to the other side.

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003.

I believe our Directors’ opinion is unfounded that the annual election of each director could leave our company without experienced Directors. In the unlikely event that shareholders vote to replace all Directors, such a decision would express dissatisfaction with the incumbent Directors and would reflect the need for change.

I believe that it is important to take at least the single step here to improve our shareholder rights since I believe our 2003 standards were not impeccable. For instance:

Active Poison pill

Ignoring 7 majority shareholder votes

No cumulative voting

No independent Board Chairman

No lead director

No stock ownership guidelines for directors or executives

Our Compensation and Nomination Committees were not completely independent

Our auditors collected 89 % of their pay for non-audit work

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

Source: “Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 5

Your Directors recommend a vote AGAINST this proposal.

The Company’s current system of electing directors by classes was originally approved by Raytheon shareholders in 1985 and approved again in connection with the acquisition of the Hughes defense business in 1997. Under this method, as provided in the Company’s Restated Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors are elected each year by the shareholders.

With the classified Board, the likelihood of continuity and stability in the Board’s business strategies and policies is enhanced since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the company. This enables the directors to build on past experience and plan for a reasonable period into the future. Directors who have experience with the company and knowledge about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders.

The Board believes that electing directors to staggered terms enhances long-term strategic planning and that the Board continuity made possible by the classified structure is essential to the proper oversight of the Company due to our high-technology products and programs that require major investments to be made over the long term. The classified board structure helps to ensure responsible, knowledgeable representation of the long-term interests of the Company and its shareholders. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies (and therefore stability for the company) based on short-term objectives that might result if the entire Board were elected each year. We also believe that a staggered board enhances the independence of non-management directors by providing them with a longer assured term of office.

The Board believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders and that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. Furthermore, since one-third of the directors are elected annually, the shareholders have an orderly means to effect change and communicate their views on the performance of the Company and its directors.

In addition, the classified board structure enhances the Board’s ability to negotiate the best results for shareholders in a takeover situation. A classified board structure encourages a person seeking to obtain control of the Company to negotiate with the Board. At least two annual meetings will be required to effect a change in control of the Board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. Although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not preclude a successful takeover proposal.

The Board has carefully considered shareholder views regarding a number of issues, and the Company has taken a number of actions to sustain its strong corporate governance practices. Contrary to the proponent’s assertions, effective March 1, 2004, the Company no longer has a poison pill; in 2002, the Board appointed an independent lead director; with respect to services provided in 2003, the Company’s auditors received only a small fraction of their compensation from work unrelated to audit or tax services, and the Company’s auditors are now subject to shareholder ratification; the Management Development and Compensation and Governance and Nominating Committees each consist entirely of independent directors; and our directors and executive officers have a significant portion of their compensation invested in stock of the Company. The Board has carefully considered the policy, financial, legal and historical implications of the proposal for annual election of directors. After an extensive review, the Board concluded that its classified structure continues to be in the best interests of the company and its shareholders.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 6 on the proxy card)

The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, 1 Centre Street, New York, NY 10007-2341, beneficial owners of a total of 1,192,750 shares, have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal:

NORTHERN IRELAND—MACBRIDE PRINCIPLES

WHEREAS, Raytheon Company, Inc. has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.    Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.    Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.    The banning of provocative religious or political emblems from the workplace.

4.    All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.    Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6.    The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.    The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.    The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.    The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by Raytheon Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Your Directors recommend a vote AGAINST this proposal.

The Company fully supports the efforts to eliminate employment discrimination in Northern Ireland and we cooperate fully with ongoing related efforts. Our operations in Northern Ireland fully adhere to the standards of the Northern Ireland Fair Employment legislation, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. In addition, the Company is registered with, and cooperates fully with, the Equality Commission for Northern Ireland (formerly the Fair Employment Commission). The Company promotes full compliance with this legislation and associated codes of practice relating to equality of opportunity in the workplace. In addition, the Company periodically reviews its policies and procedures to ensure such compliance. We also comply fully with ongoing government efforts in Northern Ireland to eliminate discrimination and workplace harassment.

Our practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religion, gender, sexual orientation, national origin, age, disability or marital status. The Company also prohibits discrimination and harassment in the workplace. Our practice in Northern Ireland is no exception. In accordance with these employment policies, all decisions regarding hiring, training, transfer, promotion, career development and termination are based solely on experience and qualifications without regard to religious or ethnic background. Similarly, recruiting procedures are carried out to provide equal opportunity. The Company will not tolerate any form of unlawful or unfair discrimination, harassment or victimization. The display of potentially offensive, inflammatory, abusive or intimidating flags, posters, emblems, literature, graffiti or clothing at the Company’s facilities is not permitted. Employees may make informal or formal complaints of harassment if they feel that they have been treated unfairly. The Company provides security for all employees at work.

The Company already follows very expansive fair employment policies in Northern Ireland and elsewhere. By adopting the MacBride Principles, we would be subject to different sets of overlapping employment guidelines for Northern Ireland. These guidelines may conflict with the Company’s global fair employment policies, making it difficult to promote uniform application of sound employment policies and practices. The Board believes that adoption of this proposal is not in the best interest of the Company, its stockholders or its employees in Northern Ireland.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 7 on the proxy card)

The AFL-CIO, 815 16th Street, N.W., Washington, D.C. 20006, beneficial owner of 300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

Resolved, that the shareholders of the Raytheon Company (the “Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the cost of all stock options issued by the Company.

Supporting Statement

We believe our Company should follow the example of companies like Microsoft that have voluntarily agreed to expense stock options. According to a September 4, 2003 report by Bear Stearns, 356 companies have announced their intention of expensing options, including 39 percent of the S&P 500 Index as measured by market capitalization.

Current accounting rules allow companies to choose between two alternatives when reporting fixed-price stock option awards like those made by our Company: they can “expense” the awards and recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. Our Company has elected footnote disclosure rather than expensing.

We believe the failure to expense stock options distorts reported earnings. If stock options are not expensed, a company that pays its executives in stock options has lower compensation costs and therefore artificially higher earnings in our view. As former Enron CEO Jeffrey Skilling explained in his Congressional testimony, “you issue stock options to reduce compensation expense and, therefore, increase your profitability.”

We oppose giving one particular form of executive pay preferential accounting treatment—in this case, fixed-price stock options—over other forms of compensation that may better align the interests of executives and shareholders. For example, under the current accounting rules all companies are required to expense performance-vesting stock awards as well as performance-based stock options whose exercise price is indexed to a peer group.

Many institutional investors, government regulators, and corporate governance advocates are in favor of expensing stock options. Among others, these include the Conference Board Commission on Public Trust and Private Enterprise, the Council of Institutional Investors, the Financial Economists Roundtable, Institutional Shareholder Services, Berkshire Hathaway CEO Warren Buffett, Securities and Exchange Commission Chairman William Donaldson, Public Company Accounting Oversight Board Chairman William McDonough, and Federal Reserve Chairman Alan Greenspan.

The Financial Accounting Standards Board has also voted to require stock option expensing in 2005. While the mandatory expensing of stock options appears to be inevitable, we believe that voluntarily expensing stock options sends a signal to investors that a company is committed to accounting transparency and corporate governance best practices.

Lastly, we believe stock options should be expensed because they are the largest component of executive compensation at many companies. In 2002 alone, Company CEO Daniel Burnham received 416,500 stock options with an estimated grant date value of $4.8 million based on a Black-Scholes option pricing model. In our opinion, not expensing stock options has promoted their overuse by boards of directors who view them as “free money”.

We urge shareholders to vote FOR this proposal.

Your directors recommend a vote AGAINST this proposal.

We are in full compliance with the current rules regarding accounting for stock options. Currently, the Financial Accounting Standards Board (FASB) does not require companies to expense stock options. If the FASB issues revised rules requiring option expensing and providing for uniform accounting treatment for the practice, we will comply fully with their uniform rules and treat options as an expense. There are currently two models for valuing options, and there is no rule or consensus on the appropriate method for measuring the cost of stock options. Accounting rules give companies a choice: companies may account for stock-based compensation under either the fair value method or the intrinsic value method. We, like substantially all public companies, account for stock options using the intrinsic value method. However, we disclose in the footnotes to our financial statements the fair value of our options. Since we already provide this financial disclosure regarding our stock option activity, expensing stock options as the proponent requests would not provide investors with any additional financial information.

Additionally, we believe that we would be at a significant competitive disadvantage if we were to begin expensing stock options. Almost all of our competitors do not recognize expense for stock options in their income statements. If we began to expense stock options, it may be more difficult for investors to compare our performance with that of our competitors. We believe that it is in the best interest of the company and its shareholders to report our financial statements in a manner that is not only consistent with Generally Accepted Accounting Principles, but also allows for easy comparison with our competitors.

In summary, we share the proponent’s concern for accurately reporting our operational earnings. We are committed to producing financial information that is both accurate and subject to easy comparison with our competitors’ information. We believe that the best way to accomplish these objectives is to retain the current accounting policy with respect to stock options until the FASB issues new rules. If and when the pending debate results in new accounting rules regarding the expensing of stock options, we will promptly take the necessary action to conform to these changes and comply with any new rules.

The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 8 on the proxy card)

The International Brotherhood of Teamsters T.A.P.P. Fund, 5 Union Square, New York, NY 10003, beneficial owner of 44,200 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal.

RESOLVED:    The shareholders of Raytheon Company (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary pension benefits for senior executives under the Company’s supplemental executive retirement plan (the “SERP”). The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “SERP” refers to any plan that supplements executives’ retirement pay with nonqualified benefits above compensation limits set by the Internal Revenue Code. “Extraordinary benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s qualified pension plan, or the accelerated vesting of pension benefits.

SUPPORTING STATEMENT:    Supplemental executive retirement plans provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

In 2001, our Company adopted a SERP without first seeking shareholder’s approval. Under this plan, executives receive preferential pension benefits not provided by the Company’s tax-qualified retirement plan. For example, the SERP provides a pension of 35 percent of final average compensation after 10 years of service. In contrast, the tax-qualified plan provides employees with a pension equal to 18 percent of final average pay after 10 years of service.

Executives at our Company have received years of service credit under the Company’s SERP for years not actually worked at Raytheon. For example, Senior Vice Presidents Franklyn Caine and Thomas Culligan received 26 and 7 additional years of service credit for their service with prior employers, respectively. These executives’ final pension benefits will be offset by any retirement benefits they may receive from their previous employers or from Social Security.

Raytheon Chairman and CEO Daniel Burnham is also entitled to preferential benefit formula not generally provided under the Company’s tax-qualified plan or SERP. At age 60, Mr. Burnham will be entitled to a pension equal to 50% of his final average compensation after approximately 8 years of service. The Company’s 2003 proxy statement estimates that Mr. Burnham may receive more than $1.5 million in annual pension benefits if he retires at age 65.

Providing preferential benefit formulas, unearned years of service pension credit, and accelerated vesting of pension benefits increases the cost of Company’s SERP to shareholders. In addition, we believe these extraordinary pension benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, please vote FOR this proposal.

Your Directors recommend a vote AGAINST this proposal.

We believe that decisions regarding executive officer participation in the Company’s supplemental executive retirement plan (SERP) should remain the primary responsibility of the Company’s management and the Board.

Under our existing practices, all executive compensation plans for senior executives, including the SERP, are reviewed for approval by the Management Development and Compensation Committee of the Board of Directors and then by the Board itself. If a SERP is adopted, a description of the SERP, along with a list of its participants, are filed as exhibits with our periodic reports to the Securities and Exchange Commission and disclosed in the “Pension Plans” section of our proxy statement. SERPs are an important part of executive compensation packages and are utilized by a vast majority of large companies, many of which compete with us for executive talent. For this reason, we conduct annual external benchmarking using normative data to ensure that executive compensation and benefits are competitive with the marketplace. We believe that our SERP is comparable to plans at similarly situated companies.

Because of the competitive market for qualified executives, we must have the ability to offer employment packages that motivate valuable executives to join the Company, particularly when to do so would require the executive to forfeit substantial retirement benefits that he or she has accrued at a previous employer. The ability to attract and retain key talent in a competitive business environment also requires the flexibility to design, without delay, executive compensation arrangements.

Adoption of the proposal would require us either to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual shareholders’ meeting. In either case, we would be at a competitive disadvantage in attracting qualified executives who decline to be subject to the uncertainty created by the shareholder approval requirement.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 9 on the proxy card)

The United Association S&P 500 Fund, 1 Freedom Valley Drive, Oaks, PA 19456, the beneficial owner of 26,135 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

Commonsense Executive Compensation Proposal

Resolved, that the shareholders of Raytheon Company (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1)    Salary—The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2)    Annual Bonus—The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3)    Long-Term Equity Compensation—Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4)    Severance—The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5)    Disclosure—Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Supporting Statement:    We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003—CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

Your directors recommend a vote AGAINST this proposal.

Adoption of the proposal would significantly impair our ability to attract and retain qualified executives.

Raytheon sponsors an integrated, performance-oriented executive compensation program that balances short- and long-term objectives to enhance shareholder value. The program is designed to attract and retain the leadership talent necessary to achieve our business strategy. We believe that it places Company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments and Company performance. Our program is benchmarked annually against current industry and marketplace compensation practices and is overseen by the Management Development and Compensation Committee (MDCC) of the Board of Directors.

Base salary levels for senior executives are targeted at the midpoint of a compensation peer group comprised of industry competitors as well as other large corporations of a similar revenue size. Annually, the MDCC reviews a competitive analysis prepared by our independent compensation consultant prior to the approval of increases to base salaries.

Our annual incentive plan for management, the Results Based Incentive Plan, is designed to focus management attention on the attainment of pre-established performance metrics. These performance metrics include financial as well as Six Sigma and people initiatives. Individual awards under this plan reflect the achievement of the specified performance metrics, effective management of human resources and contribution to overall company leadership. Award targets are based on a competitive level of annual incentive compensation received by executives holding comparable positions in the Company’s peer group. Annually, the MDCC reviews a competitive analysis prepared by an independent compensation consultant prior to the approval of executive awards under this plan.

The MDCC oversees the issuance of all long-term incentives, which consist of stock options and restricted stock awards. These long-term incentives link management decision-making with long-term Company performance and are designed to align the executive’s interest with those of the stockholder. Our long-term incentive plans are competitive with our compensation peer group and are evaluated annually by the MDCC with the assistance of its independent consultant.

Key components of the executive compensation plan are disclosed each year in the MDCC’s report to shareholders.

The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

The Company’s 2003 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

John W. Kapples

Secretary

Waltham, Massachusetts

March 26, 2004

ADMISSION TICKET

Annual Meeting of Stockholders

Wednesday, May 5, 2004, 11:00 a.m. Eastern Time

Mandarin Oriental Hotel

1330 Maryland Avenue, SW

Washington, D.C.

Directions to the Mandarin Oriental Hotel:

From I-395 North, take 14th Street exit. Turn right onto C Street, SW - go 0.1 mile. Turn right onto 12th Street, SW - go 0.1 mile. Follow directions from 12th Street, SW below.

From 14th Street, NW, turn left onto Independence Avenue, SW - go 0.6 mile. Turn right onto 12th Street, SW - 0.2 mile. Follow directions from 12th Street, SW below.

From MD-295 South, take US-50 West towards Washington, D.C. Continue onto US-50 West. Turn left onto I-395 South. Take the 12th Street, SW/Maine Avenue, SW exit. Turn left onto 12th Street, SW - go 0.2 mile. Follow directions from 12th Street, SW below.

From Dulles Airport/I-66 Eastbound, follow I-66 East to US-50. Turn right onto 14th Street - go 0.1 mile. Turn left onto Independence Avenue, SW - go 0.7 mile. Turn right onto 12th Street, SW - 0.2 mile. Follow directions from 12th Street, SW below.

From Union Station, follow Massachusetts Avenue, NW toward 7th Street, NW - go 1.0 mile. Turn left onto 7th Street, NW toward Independence Avenue - go 1.0 mile. Turn right onto Independence Avenue going toward 12th Street, SW - go 0.1 mile. Turn left onto 12th Street, SW - 0.2 mile. Follow directions from 12th Street, SW below.

From 12th Street, SW, turn right onto Maryland Avenue, SW - go 0.1 mile. Arrive at Mandarin Oriental Hotel at end of circle.

(Note: Parking is available for a fee at the Mandarin Oriental Hotel or at a public parking facility across the street from the hotel.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2004

The undersigned hereby appoints William H. Swanson, Edward S. Pliner and Jay B. Stephens, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Raytheon Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Time on May 5, 2004, at the Mandarin Oriental Hotel, Grand Ballroom, 1330 Maryland Avenue, S.W., Washington, D.C., and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Raytheon Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     ☒

RAYTH1        KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR

Items 1 and 2 and AGAINST Items 3, 4, 5, 6, 7, 8 and 9.

Item 1 -	Election of Directors NOMINEES - CLASS OF 2007 01) John M. Deutch 02) Michael C. Ruettgers 03) William R. Spivey 04) William H. Swanson	NOMINEE - CLASS OF 2005 05) Linda G. Stuntz	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Item 2 -	Ratification of Independent Auditors	For ☐	Against ☐	Abstain ☐	Item 3 -Ethical Criteria for Military Contracts	For ☐	Against ☐	Abstain ☐

					Item 4 - Shareholder Rights Plan	☐	☐	☐

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.					Item 5 - Annual Election of Directors	☐	☐	☐
					Item 6 - MacBride Principles	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated				☐	Item 7 - Expensing Stock Options	☐	☐	☐

					Item 8 - SERP Benefits	☐	☐	☐

Please indicate if you plan to attend this meeting		Yes ☐	No ☐		Item 9 - Executive Compensation System	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date